Exhibit 99.1

ZIOPHARM Announces Addition to Medical Advisory Board

--SVP of Research Transitions to Chief Scientific Advisor--

NEW YORK, NY - January 16, 2007 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today that John F. Smyth, M.D., Professor of Medical Oncology, Cancer Research Centre, University of Edinburgh and President of the Federation of European Cancer Societies and ECCO 2007 has joined the Company’s Medical Advisory Board (MAB). In addition, the Company announced that Robert P. Gale, M.D., Ph.D., will transition from his current role as Senior Vice President of Research for ZIOPHARM, to that of Chief Scientific Advisor. Dr. Gale will also remain on the Company’s MAB.

Dr John F. Smyth has for the past 25 years served as Chair of Medical Oncology in the University of Edinburgh Medical School, where his major research interest is the development and evaluation of new anti-cancer drugs. He has published over 300 papers and is Editor-in-Chief of the European Journal of Cancer. He currently serves on the Expert Oncology Advisory Groups to the UK and European Drug Licensing Boards, and is a fellow of the Royal College of Physicians of Edinburgh and London, and fellow of the Royal Society pf Edinburgh. He is a former president of the European Society of Medical Oncology.

Dr. Lewis commented, “We are very pleased to welcome John Smyth to our Medical Advisory Board. John brings a strong European presence to ZIOPHARM which will be very important as we initiate our global clinical development strategy. Dr. Smyth is a world renowned cancer researcher whose drug development expertise will be invaluable to ZIOPHARM as we advance our pipeline of promising oncology products.”

“Bob Gale, who is a world renowned hematologist, has been instrumental in establishing our current research programs, and we look forward to continuing to benefit from his input and vast expertise as our Chief Scientific Advisor and as a member of our Medical Advisory Board,” concluded Dr. Lewis

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

Contacts:

Investors
Suzanne McKenna
ZIOPHARM Investor Relations
(646) 214-0703
smckenna@ziopharm.com

Media
Tina Posterli
Rx Communications
(917) 322-2565
tposterli@rxir.com